Exhibit 10.18

English summary of Dutch lease agreement with commencement date 1 September 2018, between Bryant Park Maxima II B.V. (the “Lessor”) and Elasticsearch B.V. (the “Tenant”).

a.	Lessor

Bryant Park Maxima II B.V., a private company with limited liability, registered under the laws of The Netherlands, having its registered office in Amsterdam (address: Strawinskylaan 1209, Tower A, 12th floor, 1077 XX in AMSTERDAM), registered in the Dutch Trade Register under number 65119983

b.	Description of leased premises

Business premises situated in the office building “5 Keizers” located in Amsterdam (address: Keizersgracht 271-287 in AMSTERDAM) consisting of:

•	ca. 1,508.02 square meters office space (l.f.a.) situated at the second floor;

•	ca. 83.55 square meters bicycle shed and storage/container space;

•	1 designated parking place (14/7).

c.	Duration and effectiveness of the lease

The lease agreement has been entered into for an initial period of 5 years, commencing on 1 September 2018 and therefore expiring on 31 August 2023, subject to a notice of termination to be issued by Tenant.

After expiry of the current expiry date (31 August 2023), and provided no notice of termination has been issued by Tenant, the lease will be continued for a subsequent (option) period of 5 years and therefore up and until 31 August 2028.

Subsequently, the lease will be continued with consecutive lease periods of 5 years each, provided neither Lessor, nor Tenant submits a notice of termination. Lessor will be able to terminate the lease agreement for the first time per 31 August 2028, taking into account the notice period.

The notice period is at least 12 month prior to the end of a lease term. Notice of termination must be issued either by registered letter of by bailiffs writ.

d.	Designated use

The designated use of the leased premises is: office space, bicycle shed, container space and parking.

e.	Rent

The initial annual rent is EUR 600,435.10 (excl. VAT), to be paid quarterly in advance, calculated as follows:

• Office space:	EUR 380/square meter/year (excl. VAT);
• Bicycle shed/ container space:	EUR 250/square meter/year (excl. VAT);
• Parking space:	EUR 6,500/parking space/year (excl. VAT).

In addition to the rent, Tenant is also due an advanced payment amount for ancillary services provided by or on behalf of Lessor.

The quarterly rent amount due per 1 September 2018 is:

• Rent	EUR	150,108.80
• Service costs	EUR	24,072.50
• VAT	EUR	31,522,84

Total amount	EUR	205,704.10

f.	Rent adjustment

Annual upwards indexation per 1 September, for the first time per 1 September 2019, based on the Consumer Price Index (CPI all households: 2015=100)

g.	Security

Tenant is obliged to issue the following securities:

•	Bank guarantee I:

Bank guarantee to be issued by Tenant for an amount of EUR 206,269.88. Bank guarantee must remain valid during the whole term of the lease, including possible extensions up and until 6 months after expiry of the lease agreement and reinstatement of the leased premises to Lessor;

•	Parent guarantee:

Parent guarantee to be issued by Elastic B.V. (the “Parent”) for an amount of EUR 412,539.76, which parent guarantee must include – amongst others – a provision (i) that Parent will compensate as own obligation vis-à-vis Lessor under the lease agreement, all damages Lessor (and its successors in title) suffers in case of early termination of the lease agreement due to bankruptcy of Tenant, and (ii) that Parent will not be entitled to any right of recourse or a contra-guarantee vis-à-vis Tenant for the security issued by Parent under this parent guarantee. The parent guarantee must remain valid during the whole term of the lease, including possible extensions up and until 6 months after expiry of the lease agreement and reinstatement of the leased premises to Lessor. The parent guarantee will cease to be effective in case (i) of an IPO listing of Tenant in the European Union or the United States, or (ii) in case during two consecutive calendar years, Tenant makes a profit of at least EUR 3,000,000 and Tenant provides Lessor with sufficient evidence substantiating this (financial audit approved by a registered accountant);

•	Bank guarantee II

Bank guarantee of EUR 412,539.76, to be issued by Parent backing up the parent guarantee issued by Parent. Bank guarantee II must remain valid during the whole term of the lease, including possible extensions up and until 6 months after expiry of the lease agreement and reinstatement of the leased premises to Lessor. Bank guarantee II will become ineffective, in case during the term of the lease, Lessor (or its successors) informs the relevant bank that there are no longer any (outstanding) claims against Parent pursuant to the lease agreement.

In addition to and/or in deviation of the provisions in the lease agreement, by letter dated 11 July 2018, parties agreed that Tenant will pay a deposit of EUR 412,539.76 to Lessor instead of issuing Bank guarantee II.

h.	Sublease

Sublease (and/or giving in use) of the leased premises to affiliated parties of Tenant is permitted without prior written approval of Lessor. Sublease (and/or giving in use) of the leased premises to third parties is not permitted without prior written approval of Lessor.

i.	Maintenance and Repairs

Pursuant to the applicable general conditions, Tenant is responsible for day-to-day maintenance and repairs of the leased premises and Lessor is responsible for structural maintenance and repairs.

j.	Alterations

Tenant is entitled to carry out alterations to the layout of the leased premises after prior written approval of Lessor. Lessor will not unreasonably withhold or delay its consent. Structural alterations to the leased premises are not permitted without prior written approval of Lessor.

k.	Insurance

The lease agreement does not contain any specific obligations for Tenant to take out an insurance. Please note however, that companies/tenants generally take out a comprehensive contents insurance with regard to the leased premises.

Pursuant to the general conditions, in case Lessor will be due a higher premium for the fire insurance due to the use of the leased premises by Tenant, Tenant must compensate Lessor for the surplus due by the Lessor.

l.	Liability and remedies

Based on the applicable general conditions, Tenant is liable for all damages to the leased premises unless Tenant proves that the damages occurred are not attributable to Tenant (or persons for whom Tenant is responsible). Lessor is not liable for damages resulting from a defect and Tenant is not entitled to claim any rent reduction and /or setting of in case of a defect.

m.	Early termination

Based on Dutch law, an out of court termination due to a breach of contract by a tenant is not possible.

Pursuant to the lease agreement, in case of early termination of the lease agreement, Tenant is bound to compensate Lessor for all costs, damages and interest resulting from an early termination (including but not limited to the rent due for the remaining lease period, such amount to be increased with VAT).

The lease agreement does not contain any break options.

n.	Miscellaneous

Reinstatement:

At the end of the lease, Tenant must reinstate the leased premises in accordance with the condition set out in the delivery report drafted and signed by parties at the beginning of the lease. Any damages, not being the result of normal wear and tear, must be remedied professionally.

General conditions:

The lease agreement is based on a so called standard ROZ template, drafted by the ROZ (being the Dutch Council of Real Estate Matters). This template including its applicable general conditions is commonly used in the Netherlands and generally considered to be lessor friendly.

Right of first refusal:

Tenant has a one-time only right of first refusal to lease additional office space that is or will become available adjacent to the leased premises on the second floor, including pro rata parking space.

Obligation to use

In deviation of the applicable general conditions, Tenant (or its sub tenant) is not obliged to actually use the leased premises itself during the term of the lease, nor to sufficiently furnish the leased premises with inventory, provided that Tenant will prevent potential negative effects (e.g. squatters). Tenant indemnifies Lessor for any negative consequences resulting from (partial) vacancy and/or non-operating the leased premises.

Rent free period

Tenant is granted a rent free period of 4 (four) months, during the period September – December 2018. During the rent free period, Tenant is due the service costs and costs for managing the reception (amount to be increased with VAT).

Asbestos

Pursuant to the lease agreement, Lessor has declared not to be aware of asbestos in the leased premises, other than the presence of asbestos described in the Asbestos managing plan, which is annexed to the lease agreement.

Energy Performance Certificate (“EPC”)

EPC is available and annexed to the lease agreement.

Change of control

Pursuant to the applicable general conditions, each party is obliged to inform the other party timely in advance and in writing in case of an envisaged relevant change in organization, including the company structure, to enable the other party to take any necessary (legal) measures (such as, but not limited to objecting to an envisaged merger or division).